Exhibit 10.1

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (“Agreement”) is made and entered into as of January 26, 2007 (the “Effective Date”), by and between Centurion Exploration Company (“Centurion”), a Delaware corporation, with an address at 10333 Richmond Avenue, Suite 800, Houston, Texas 77042, and Energy XXI Gulf Coast, Inc. (“EXXI”), a Delaware corporation, with an address at 1201 Main St., Suite 2626, Houston, Texas 77002. Centurion and EXXI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS:

A.	Centurion represents, with a special limited warranty of title, by through and under Centurion, but not otherwise, that it is the sole current owner and record title holder of those certain Oil, Gas and Mineral Leases set forth on Exhibit “A- 1” attached hereto and made a part hereof covering 4,808.33 gross acres and 4,748.77 net acres, more or less, located in Plaquemines and St. Bernard Parishes, Louisiana, hereinafter referred to as “Leases”;

B.	Centurion likewise represents, with a special limited warranty of title, by through and under Centurion, but not otherwise, that it is the sole current owner and record title holder of those certain agreements set forth on Exhibit “A-2” attached hereto and made a part hereof covering 8,008.21 gross acres and 8,008.21 net exercisable acres, more or less, located in Plaquemines and St. Bernard Parishes, Louisiana, hereinafter referred to as “Options”, by virtue of which Centurion has the right, privilege and option to acquire oil, gas and mineral leases, both the Leases and Options jointly referred to herein as “Leasehold Assets”;

C.	Centurion has identified seven (7) distinctive and separate geologic Prospects (as defined below in Section 3.01) which are set forth on Exhibit “B” attached hereto and made a part hereof and which are associated with the Leasehold Assets;

D.	Centurion has entered into:

(i)	that certain 2D & 3D Onshore/Offshore Master Seismic Data Participation and Licensing Agreement dated September 15, 2003, by and between Seitel Data, Ltd. (“Seitel”), and Centurion LLC, a wholly owned subsidiary of Centurion;

(ii)	that certain Library Card Purchase Agreement dated October 2, 2003, by and between Seitel and Centurion LLC referenced as Contract # B-03-10-003 REP; and

(iii)	that certain Pre-Stack Time Migration and AVO License Agreement dated October 2, 2003, by and between Seitel and Centurion LLC, referenced as Contract E 03-10-004 REP;

as amended (collectively referred to as the “Seitel Agreements”), which expressly provide for overriding royalty interests for the benefit of Seitel, and in certain specific situations as set forth below in Section 2.01(ii) for other consideration to be due and payable to Seitel, as to oil and gas interests acquired within the geographic confines of seismic data reviewed and/or licensed by virtue of the Seitel Agreements. EXXI has executed that certain Investor Confidentiality Agreement (“Investor Confidentiality Agreement”) dated January 30, 2007, relative to the Seitel Agreements, said Investor Confidentiality Agreement attached hereto and made a part hereof as Exhibit “C”;

E.	EXXI desires to acquire from Centurion an undivided fifty percent (50.00%) interest in and to the Leasehold Assets and the Prospects subject to all of the terms and provisions of the Leasehold Assets, the Seitel Agreements, the governing JOA (as defined below in Article 4), and this Agreement; and

F.	Centurion and EXXI desire to jointly acquire, explore and develop the Leasehold Assets, the Prospects and additional oil and gas properties including leases, options, farm-ins, contribution agreements and all other oil and gas property interests (“Oil and Gas Properties”) within a geographic area of mutual interest as outlined on the plat attached hereto and made a part hereof as Exhibit “D”, such area hereinafter referred to as the “Gridiron AMI” and encompassing all of the Leasehold Assets, the Prospects and other lands located in Orleans, Plaquemines and St. Bernard Parishes, Louisiana, with EXXI having the right to participate for an undivided fifty percent (50.00%) interest in and to all such Oil and Gas Properties acquired within the Gridiron AMI subject to the terms and provisions of Article 9 set forth below.

AGREEMENT

NOW, THEREFORE, for the mutual considerations set forth herein, the adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth below. Centurion and EXXI agree as follows:

ARTICLE 1

Assignment and Consideration

1.01 Assignment. Centurion does hereby transfer, assign and convey to EXXI an undivided fifty percent (50.00%) interest in and to the Leasehold Assets. Simultaneously with execution of this Agreement, Centurion has executed and delivered to EXXI a recordable assignment of all such Leasehold Assets which it presently has the authority to assign. Further, Centurion shall execute and deliver to EXXI a recordable assignment of any remaining Leasehold Assets upon securing the requisite approvals. All assignments made pursuant to this Agreement shall be made in substantially the same form as Exhibit “E” attached hereto and made a part hereof. Each of such assignments shall be made with a special limited warranty of title, by through and under Centurion, but not otherwise, and shall expressly be made subject only to all of the terms and provisions of the pertinent: (i) Leasehold Assets; (ii) jointly owned Oil and Gas Properties; (iii) governing JOA (as defined below in Article 4); (iv) terms and provisions of the Seitel Agreements; and (v) this Agreement.

1.02 Reservations. Centurion shall reserve from all assignments made pursuant to this Agreement a proportionate overriding royalty interest equal to the difference between thirty percent (30%) and the sum of all existing lease burdens (including landowner royalties; all overriding royalty interests due Seitel under and by virtue of the Seitel Agreements; and all third party overriding royalty interests presently in existence or as required in the acquisition of Oil and Gas Properties) thereby delivering to EXXI a net revenue interest of not less than a proportionate 70%. As to the future acquisition of Oil and Gas Properties within the Gridiron AMI regardless of whether or not Centurion or EXXI is the acquiring party, without Centurion’s and EXXI’s express mutual written approval and consent, the net revenue interest delivered to EXXI shall not be less than a proportionate seventy percent (70%). It is agreed that any overriding royalty interest reserved by Centurion or to be assigned to Centurion may be retained and/or subsequently assigned at the will of Centurion, in whole or in part.

1.03 Initial Consideration. Centurion and EXXI agree that the initial consideration (“Initial Consideration”) to be paid by EXXI to Centurion simultaneously with execution of this Agreement for the transactions contemplated herein shall be $2,381,667, the receipt of which is hereby acknowledged by Centurion. Said Initial Consideration represents EXXI’s share of the total costs, expenses and fees set forth on the detailed invoice attached hereto and made a part hereof as Exhibit “F”, such Initial Consideration comprised of the sum of the following separate items:

(i)	fifty percent (50%) of $2,838,334 being the actual costs for the acquisition and maintenance of the Leasehold Assets, including but not limited to lease bonuses, option bonuses, rentals, brokerage, title work, bank fees and miscellaneous expenses, through December 31, 2006;

(ii)	fifty percent (50%) of $800,000 being the actual and/or allocated costs of the acquisition and/or reprocessing of geological and geophysical data associated with the Gridiron AMI through December 31, 2006;

(iii)	fifty percent (50%) of $525,000 being prospect generation fees (“Prospect Fees”) based on $75,000 per each of the seven (7) Prospects as defined below in Section 3.01; and

(iv)	the sum of $300,000 as additional consideration for reimbursement of expended general and administrative overhead.

1.04 Additional Costs and Expenses. Centurion and/or EXXI will incur additional costs and expenses (exclusive of well costs) associated with the Gridiron AMI and the Prospects as defined below in Section 3.01. It is hereby agreed that EXXI shall be designated as the Operator of the Gridiron AMI as to field operations associated with the drilling, completing, equipping, operating and maintenance of wells and subsequent oil and gas production; however, on a Prospect-by-Prospect basis, Centurion shall continue to provide substantially the same land, permitting and administrative services which were otherwise necessary for the management of the Leasehold Assets and the Prospects prior to the date of this Agreement (i.e. leasing, payment of rentals, negotiating farmouts, securing title opinions, unitization applications, regulatory and mitigation matters), on an ongoing basis through and until May 1, 2007, including the payment of rentals due through June 30, 2007. The Parties agree to pay their proportionate shares of all such actual costs and expenses incurred within fifteen (15) days of being billed for same. Failure to make such payments on a timely basis will be considered a material breach of this Agreement and will be treated as a Dispute under Article 10 of this Agreement.

1.05 Representations. Centurion represents the following to the best of its knowledge and belief:

(i)	as to the Leasehold Assets, there are no burdens on production which will cause the net revenue interest of EXXI in production therefrom to be less than a proportionate seventy percent (70%);

(ii)	the Leasehold Assets are free and clear of all liens, mortgages and other similar burdens;

(iii)	all lease bonuses and lease rental payments attributable to the Leasehold Assets up to and including the Effective Date of this Agreement, have been paid and/or maintained; and

(iv)	Centurion shall take all actions and make the necessary expenditures to maintain the Leasehold Assets in full force until an orderly transition is made to EXXI for lease maintenance;

(v)	all Leasehold Assets are in full force and effect, and Centurion is not in default or breach, nor has it received notice of any alleged default or breach, regarding such Leasehold Assets; and

(vi)	Centurion is not aware of any non-compliance with any laws, rules, regulations or orders applicable to the Leasehold Assets and/or to the Prospects, including those relating to the protection of the environment.

Article 2

Seismic Data

2.01 Seitel Obligations. EXXI acknowledges that Centurion has secured the Leasehold Assets and has developed all of the Prospects subject to this Agreement pursuant to the Seitel Agreements, copies of which were provided to EXXI subsequent to EXXI’s execution of the

Investor Confidentiality Agreement. Further, EXXI acknowledges that the Leasehold Assets, and all Oil and Gas Properties located within the Gridiron AMI and acquired subsequent to the effective date of this Agreement will be subject to the Seitel Agreements regardless of whether or not such Leasehold Assets and Oil and Gas Properties are acquired directly by Centurion, by EXXI or by some third party. EXXI hereby agrees to be bound by all of the terms and provisions of the Seitel Agreements, and EXXI expressly acknowledges the limitations and obligations of Centurion and its assigns including EXXI as set forth therein. The Seitel Agreements expressly provide for various obligations of Centurion and its assigns including EXXI (“Seitel Obligations”) including, but not necessarily limited to, the following:

(i)	Seitel owns and is entitled to an assignment of an overriding royalty interest on all Leases and non-producing Oil and Gas Properties (undeveloped leases) based on the following sliding scale:

(a)	an undivided 5.0% of 8/8ths of the oil and gas produced from the lands covered by any such Leases and non-producing Oil and Gas Properties which grant to Lessee the right to receive an amount equal to or greater than 80% of the oil and gas produced from the lands covered thereby; or

(b)	an undivided 4.00% of 8/8ths of the oil and gas produced from the lands covered by any such Leases and non-producing Oil and Gas Properties which grant to Lessee the right to receive an amount equal to or greater than 77.5% but less than 80% of the oil and gas produced from the lands covered thereby; or

(c)	an undivided 2.00% of 8/8ths of the oil and gas produced from the lands covered by any such Leases and non-producing Oil and Gas Properties which grant to Lessee the right to receive an amount less than 77.5% of the oil and gas produced from the lands covered thereby.

If any Lease or non-producing Oil and Gas Property in which Seitel is entitled to an overriding royalty interest under the Seitel Agreements covers less than the entire mineral fee estate in any of the lands covered thereby, such overriding royalty, as to such lands, shall be reduced to the proportion thereof which the undivided mineral interest covered by such lease bears to the entire mineral fee estate. Further, in the event Centurion and/or its assigns acquire less than the entire leasehold working interest in any such Lease or non-producing Oil and Gas Property, such overriding royalty, as to such Leases or non-producing Oil and Gas Properties, shall be reduced to the proportion thereof which the leasehold working interest so acquired bears to the entire undivided leasehold working interest; and

(ii)	if, in the process of acquiring any Leases or producing Oil and Gas Properties, either Party hereto shall purchase or farm-in existing production, then Centurion and/or its assigns will owe no overriding royalty interest to Seitel as to those lands and/or formations within any proved developed and/or proved undeveloped reservoirs identified by one or more previous owners and confirmed by an independent third-party reserve report; however, the overriding royalty interest shall apply to all other lands and formations located within the geographic confines of the Gridiron AMI. In lieu of the overriding royalty interest on the proved developed and/or proved undeveloped reservoirs acquired by Centurion and/or its assigns, for each such purchase or farm-in having a price or value in the aggregate in excess of $500,000, Seitel will be entitled to the sum of $50,000 within thirty (30) days of consummation of each such acquisition.

2.02 Seitel Data. Pursuant to the Seitel Agreements, Centurion secured the rights to certain 3-D seismic datasets within and covering the Gridiron AMI and has reprocessed all or some portion of such 3-D seismic dataset. All of such data and its reprocessing presently in the possession of Centurion, hereinafter referred to as the “Gridiron Seismic Data”, shall be available to EXXI for its review at reasonable times in the offices of Centurion subject to all of the terms, provisions and obligations of the Seitel Agreements.

2.03 EXXI License. It is anticipated that EXXI will acquire a 3-D license or licenses from Seitel as to all or some portion of the Seitel Data associated with the Gridiron Seismic Data. In such event, Centurion shall, within 15 days of written request, provide EXXI with all processed versions of the Gridiron Seismic Data that it owns, including but not limited to all amplitude/AVO, AVO modeling, conditioned gathers, petrophysical and AVO modeling, pore pressure and fracture gradient volumes as long as the transfer of said volumes and/or reprocessing is not in violation of existing agreements between Centurion and Seitel or any third-party geophysical vendor who contributed to such Gridiron Seismic Data.

Article 3

Prospects

3.01 Prospects. Through the use of the Gridiron Seismic Data, Centurion has identified seven (7) specific geologically prospective areas (individually referred to herein as a “Prospect” and collectively referred to herein as “Prospects”) as scheduled on Exhibit “B” attached hereto and made a part hereof. The Prospects have been geologically evaluated adequately and independently by both Centurion and EXXI to justify the drilling of an Initial Prospect Well (as defined below in Section 4.02) in each of such Prospects.

3.02 Additional Prospects. All Prospects and all additional prospects (“Additional Prospects”) generated within the Gridiron AMI during the term hereof by Centurion, by EXXI, jointly by Centurion and EXXI, or by a third party, whether or not based on information derived from the Gridiron Seismic Data, shall be subject to this Agreement.

3.03 Additional Prospect Proposal. When a Party hereto believes an Additional Prospect is adequately evaluated technically to justify the acquisition of Oil and Gas Properties, it will schedule and conduct a formal meeting in its offices at a mutually agreeable time between EXXI and Centurion and will present such Additional Prospect to the other Party with all of the information in its possession that it is legally permitted to disclose concerning such Additional Prospect (an “Additional Prospect Proposal”) to enable each Party to make a determination whether it wishes to participate in such Additional Prospect Proposal pursuant to Section 3.04 below. An Additional Prospect Proposal shall include the following information:

(i)	a map and/or plat establishing the geographic boundaries of the Additional Prospect not to exceed 1,280.00 contiguous acres, and setting forth restrictions, if any, as to depths, formations or substances (“Additional Prospect Contract Area”);

(ii)	a geologic/geophysical summary setting forth potential hydrocarbon bearing zones and horizons;

(iii)	a well name and information required to complete Article VI.A. of the proposed Additional Prospect JOA including the proposed initial drilling location, its anticipated commencement date for drilling operations, its anticipated objective total drilling depth and the deepest formation to be tested (“Initial Additional Prospect Well”);

(iv)	a current Authorization for Expenditure (“AFE”) setting forth the estimated total costs to drill the Initial Additional Prospect Well in such Additional Prospect to casing point and to complete it into the tanks or line; and

(v)	any third party agreements pertaining to the Additional Prospect, (e.g., farmin and farmout agreements, bottom hole or dry hole agreements, confidentiality agreements, seismic license agreements, operating, unit or pooling agreements).

3.04 Additional Prospect Election. A Party shall have fifteen (15) days from the date of the formal Additional Prospect Proposal meeting to provide the proposing Party with written notification as to whether or not it elects to participate in such Additional Prospect, and if so, at what percentage of participation. Should a Party fail to timely make any such election, the proposing Party shall provide the electing Party with a written Failure Notice and the electing Party shall have an additional three (3) business days from its receipt of such Failure Notice to make such election to the proposing party. Failure of the electing Party to respond within such time period shall be deemed an election not to participate. An election not to participate in such Initial Additional Prospect shall immediately result in the electing Party’s forfeiture to the proposing Party of all of its right to participate in said Additional Prospect, including but not limited to, all Leasehold Assets and Oil and Gas Properties within such Additional Prospect Contract Area without any reimbursement. The Parties hereto agree to timely execute whatever documents and assignments are necessary to effect such forfeiture and relinquishment within thirty (30) days from said election not to participate.

3.05 Initial Additional Prospect Well. If the electing Party timely exercises its right to participate in an Additional Prospect, once the Parties have secured adequate Leasehold Assets and/or Oil and Gas Properties to proceed with the drilling of an initial well (“Initial Additional Prospect Well”) the proposing Party shall submit to the electing Party a well proposal (“Initial Additional Prospect Well Proposal”) including the proposed surface and bottom hole locations, the anticipated depth and target formation, the proposed drilling commencement date and an updated AFE setting forth the estimated total costs to drill such Initial Additional Prospect Well to casing point and to complete it into the tanks or line.

3.06 Initial Additional Prospect Well Election. A Party shall have fifteen (15) days from the date of its receipt of an Initial Additional Prospect Well Proposal to provide the proposing Party with written notification as to whether or not it elects to participate in such Initial Additional Prospect Well, and if so, at what percentage of participation. Should a Party fail to timely make any such election, the proposing Party shall provide the electing Party with a written Failure Notice and the electing Party shall have an additional three (3) business days from its receipt of such Failure Notice to make such election to the proposing party. Failure of the electing Party to respond within such time period shall be deemed an election not to participate. An election not to participate in such Initial Additional Prospect Well shall immediately result in the electing Party’s forfeiture to the proposing Party of all of its right to participate in said Additional Prospect and the Additional Prospect Contract Area, including but not limited to, all Leasehold Assets and Oil and Gas Properties within such Additional Prospect Contract Area, without any reimbursement. The Parties hereto agree to timely execute whatever documents and assignments are necessary to effect such forfeiture and relinquishment within thirty (30) days from said election not to participate. The electing Parties shall enter into an Additional Prospect JOA in substantially the same form as the JOA but reflecting the appropriate changes thereto to establish the Additional Prospect Contract Area, the percentages of working interest elected for participation by each Party and the pertinent terms and provisions relative to the Initial Additional Prospect Well as set forth in the Initial Additional Prospect Well Proposal. Should a Party participate in the Initial Additional Prospect Well, but non-consent a subsequent well within such Additional Prospect Contract Area, said non-consent penalty shall be as set forth in the governing Additional Prospect JOA.

3.07 Prospect Fees. The only Prospect Fees to be paid by EXXI to Centurion are those set forth above in Section 1.03(iii) associated with the Prospects. There are no Prospect Fees owed by EXXI to Centurion or by Centurion to EXXI as to Additional Prospects.

Article 4

Joint Operating Agreement

4.01 JOA. Attached hereto and made a part hereof as Exhibit “G” is a Joint Operating Agreement (“JOA”) covering the entirety of the Gridiron AMI and naming EXXI as Operator. Upon execution of this Agreement, the JOA shall be deemed to be in effect in all respects (including but not limited to the accounting procedures) except as to Prospects and as to the proposal and drilling of wells within Prospects which shall be governed by the terms and provisions of this Agreement and the separate, respective Prospect JOAs (as defined in 4.02 below) for each such Prospect.

4.02 Prospect JOAs. Upon execution of this Agreement, on a Prospect-by-Prospect basis, a separate joint operating agreement (“Prospect JOA”) in the same form as the JOA, except as expressly provided for otherwise in this Section 4.02, shall be deemed to be in force and effect as provided for herein. Separately as to each Prospect there are seven (7) “Notices of [Insert Prospect Name] Prospect JOA” attached hereto and made a part hereof as Exhibits “H-1” through “H-7”, thus establishing seven (7) separate Prospect JOAs. Each such Exhibit “H-l” through “H-7” sets forth all of the particulars for its Prospect JOA and its respective initial Prospect well (“Initial Prospect Well”) including the anticipated commencement date (“Commencement Date”), the minimum required depth and/or formation, a target area for the bottom hole location, and any other appropriate revisions to each such Prospect JOA, and attaching thereto an Exhibit “A” and an Exhibit “A-1” clearly establishing the pertinent information relative to such Prospect, such Prospect JOA, the Initial Prospect Well and establishing the Prospect contract area (“Prospect Contract Area”) for each such Prospect. The term of the Prospect JOA shall be Option No. 2 under Article XIII, of the A.A.P.L. Form 610-1989 Model Form Operating Agreement (as opposed to Option No. 1 as provided for in the JOA). All operations within each such Prospect Contract Area shall be conducted under the terms and provisions of this Agreement and such Prospect JOA until termination of such Prospect JOA at which time any remaining leasehold jointly owned by Centurion and EXXI shall be governed by this Agreement and the JOA attached hereto.

4.03 Additional Prospect JOAs. In the event Additional Prospects are generated and the Parties hereto jointly own Leasehold Assets and/or Oil and Gas Properties and elect to participate in an Initial Additional Prospect Well, an Additional Prospect JOA shall be deemed to be in force and effect as to such Additional Prospect as provided for above in Section 3.06. The term of the Additional Prospect JOA shall be Option No. 2 under Article XIII, of the A.A.P.L. Form 610-1989 Model Form Operating Agreement (as opposed to Option No. 1 as provided for in the JOA). All operations within each such Additional Prospect Contract Area shall be conducted under the terms and provisions of this Agreement and such Additional Prospect JOA until termination of such Additional Prospect JOA at which time any remaining leasehold jointly owned by Centurion and EXX1 shall be governed by this Agreement and the JOA attached hereto.

4.04 Third Party JOAs. If any given Prospect (or Additional Prospect) is or becomes subject to a pre-existing operating agreement at the time it is acquired because of one or more third party participants, or if Centurion and EXXI mutually agree to enter into an operating agreement among themselves and a third party covering drilling and operations on a Prospect (or Additional Prospect) or on lands and leases which are pooled or unitized with Prospect (or Additional Prospect) acreage, then as to the affected lands, leases and depths only, such other operating agreement (“Third Party JOA”) shall control and the JOA and/or the Prospect JOA and/or the Additional Prospect JOA shall be suspended during the term of the Third Party JOA as to the rights and obligations of Centurion and EXXI with respect to additional drilling and other operations governed by the Third Party JOA. During the term of such Third Party JOA, the Prospect JOA (or the Additional Prospect JOA), if then in force and effect between Centurion and EXXI, or the JOA if not, shall continue to govern the rights and obligations of Centurion and EXXI as to the balance of the lands and/or depths included in the Prospect Contract Area (or Additional Prospect Contract Area) and not covered by the Third Party JOA, if any. At such time that the Third Party JOA shall terminate, or any portion of its Contract Area is released therefrom, then the underlying Prospect JOA (or Additional Prospect JOA) and/or JOA shall immediately again become effective as to such acreage or the respective portions thereof.

4.05 Memorandum of JOAs. All Parties agree to execute one or more recordable Memorandums of the JOA and/or all other operating agreements (Prospect JOAs, Additional Prospect JOAs or Third Party JOAs) effective hereunder, or becoming effective hereunder, as necessary to accurately reflect joint operating agreements in effect pursuant to this Agreement. All Parties agree to timely execute, witness and have acknowledged any such Memorandums. Upon recordation, recorded copies of any such Memorandums shall be provided to each appropriate Party.

4.06 Ellora Disclosure. Centurion hereby notifies EXXI that Ellora Energy, Inc. (“Ellora”), a Delaware corporation with an address at 5480 Valmont, Suite 350, Boulder, Colorado 80301, owns a beneficial interest in the Leasehold Assets, the Prospects and the Gridiron AMI as to an undivided twelve and one-half percent (12.50%) leasehold interest. Of the interests acquired by EXXI, 13.1579% (12.5/95) is derived from Ellora’s ownership and the balance, 86.8421% (82.5/95) is derived from Centurion’s ownership. Except as to elections to be made under any JOA deemed to be in effect and/or to be prepared pursuant to this Agreement based on the interests shown on the pertinent Exhibit “A” to the JOA and to each such Prospect JOA, Centurion is acting hereunder as Ellora’s agent and warrants and represents that it shall distribute Ellora’s proportionate share of the Initial Consideration paid by EXXI to Centurion pursuant to this Agreement.

4.07 Prepayments. Notwithstanding the terms and provisions of the governing JOA, it is hereby understood and agreed that EXXI shall not pre-bill Centurion for any proposed operations other than for proposals to drill wells including, but not limited to, Initial Prospect Wells drilled pursuant to this Agreement. Drilling costs are expressly to be paid by Centurion prior to the spud of each such well or Centurion shall relinquish to EXXI its paying working interest as set forth on the Exhibit “A” to the governing JOA in the entirety of the Prospect if the proposal was for an Initial Prospect Well or in the production unit for the proposed well if the proposal was for a subsequent well unless Centurion and EXXI have agreed to some other mutually acceptable arrangement prior to the spudding of the well.

Article 5

Initial Drillable Prospect Wells

5.01 Initial Prospect Well Proposal. At least thirty (30) days prior to the anticipated spud date of each Initial Prospect Well, EXXI shall provide Centurion and the other participating working interest owners (“Before Casing Point Participants” or “BCP Participants”) as identified on Exhibit “A” of the governing Prospect JOA, with a formal well proposal including a detailed estimate of the anticipated costs and expenses to drill the Initial Prospect Well in the form of an AFE. The execution and return of an original AFE to EXXI within thirty (30) days of receipt of such AFE by each BCP Participant shall be BCP Participant’s commitment to join in such Initial Prospect Well as to its proportionate share of the actual costs incurred in the drilling of such well. If a BCP Participant does not timely and properly elect to join in such Initial Prospect Well, such BCP Participant shall relinquish to the parties who have timely elected to participate, in the percentages to which each participating party’s interest bears to the sum of all participating parties’ interests, all of its interests in and to the Prospect and the Leasehold Assets associated therewith.

5.02 Initial Prospect Well Commencement. Separately as to each Prospect, on or before the Commencement Date of each Initial Prospect Well, EXXI, as Operator, will commence or cause to be commenced the actual drilling of such Initial Prospect Well for oil and/or gas at the location set forth on such Notice of Prospect JOA and will thereafter prosecute or cause to be prosecuted the drilling of such well as a reasonable and prudent operator in a good and workmanlike manner with due diligence and dispatch in accordance with good oil field practice to:

(i)	the depth set forth on such Notice of Prospect JOA;

(ii)	a depth sufficient to test the formation set forth on such Notice of Prospect JOA; or

(iii)	the depth in the opinion of Operator, which renders the further drilling of the well impracticable or dangerous, or there is encountered in the well an impenetrable formation, heaving shale, cavity, excessive pressure or water flow, loss of circulation or any other subsurface condition, similar or dissimilar, encountered in the well, which in the opinion of the Operator, cannot reasonably be overcome by ordinary drilling methods, hereinafter referred to as “Mechanical or Gulf Coast Conditions”, whichever is the lesser depth. If such Initial Prospect Well is drilled to either of the depths defined as (i) or (ii) above (“Authorized Depth”), EXXI shall pay sixty-six and two-thirds percent (66.667%) of the entire portion of such costs and expenses through Casing Point as defined below in Section 5.03. If prior to attaining Authorized Depth such well encounters Mechanical or Gulf Coast Conditions, EXXI agrees to pay sixty-six and two-thirds percent (66.667%) of all of such costs and expenses plus sixty-six and two-thirds percent (66.667%) of the costs and expenses of plugging and abandoning such Initial Prospect Well.

5.03 Casing Point. When such Initial Prospect Well has been drilled to such Authorized Depth, EXXI shall provide each BCP Participant, Centurion and Ellora with:

(a)	notification of such fact;

(b)	copies of electric logs run through Authorized Depth in such Initial Prospect Well; and

(c)	an estimated statement of all costs and expenses theretofore incurred in drilling and testing such Initial Prospect Well prior to the commencement of running of a production string of casing therein, and the Initial Prospect Well will be deemed to have reached casing point (“Casing Point”). It is expressly herein understood and agreed that neither Centurion nor Ellora are required to make any elections as to their after casing point interests until Casing Point is reached in each such Initial Prospect Well.

5.04 Completion Elections. When an Initial Prospect Well has been drilled to Authorized Depth and Casing Point has been reached, EXXI will simultaneously with the notice provided for above in Section 5.03 notify all BCP Participants, Centurion and Ellora of its election to proceed with one (1) of the operations prescribed in Article VI.C. of the governing Prospect JOA. Each working interest owner having the right to make an election shall do so pursuant to the terms and provisions of the governing Prospect JOA except as otherwise provided for in this Section 5.04.

Notwithstanding the terms and provisions of the governing Prospect JOAs and solely as to Initial Prospect Wells, it is hereby understood and agreed that in the event Ellora elects not to participate is the setting of production casing and in a completion attempt for all of its after casing point interest, Ellora shall relinquish all of its after casing point interest proportionately to the BCP Participants in the entirety of such Prospect Contract Area. Ellora shall timely execute whatever documents and assignments are necessary to effect such forfeiture and relinquishment within thirty (30) days after any such election.

Notwithstanding the terms and provisions of the governing Prospect JOAs and solely as to Initial Prospect Wells, it is hereby understood and agreed that as to any particular Prospect JOA and its respective Prospect Contract Area, Centurion has the right upon reaching Casing Point in each Initial Prospect Well drilled pursuant hereto to participate or not to participate in the setting of production casing and a completion attempt with all or some portion of its after casing point carried interest as set forth on the respective Exhibit “A” to the governing Prospect JOA. Should Centurion elect not to participate in the setting of production casing and in a completion attempt for all or some portion of its after casing point carried interest, Centurion shall relinquish such non-participating portion proportionately to the BCP Participants in the entirety of such Prospect Contract Area. Centurion shall timely execute whatever documents and assignments are necessary to effect such forfeiture and relinquishment within thirty (30) days after any such election.

If EXXI recommends no attempt be made to continue further operations in the Initial Prospect Well, and such Initial Prospect Well is plugged and abandoned, EXXI shall pay sixty-six and two-thirds percent (66.667%) of all of the costs and expenses of plugging and abandoning such Initial Prospect Well. Upon receipt of any such recommendation from EXXI, Centurion and/or Ellora shall either consent to such plugging and abandonment or shall notify EXXI of its (or their) election to takeover such Initial Prospect Well in return for committing to plug and abandon such Initial Prospect Well.

All subsequent wells drilled within each Prospect (except for a substitute well for the Initial Prospect Well as provided for below in Section 5.06) shall be governed by the terms and provisions of the pertinent Prospect JOA.

5.05 Failure to Timely Perform. A significant portion of the consideration for the assignment of Leasehold Assets provided for above in Article 1.01 is the development by EXXI of said Leasehold Assets and each Prospect through drilling operations. Except as provided for below in this Section 5.05, on a Prospect-by-Prospect basis, each Initial Prospect Well must be commenced by EXXI on or before its respective Commencement Date as set forth on Exhibits “H-l” through “H-7” in the Notices of Prospect JOA. Should EXXI not timely spud a particular Initial Prospect Well as provided for herein, EXXI shall be deemed to have relinquished to Centurion ab initio all of its rights, titles and interests in and to the Prospect and the Leasehold Assets associated with such Prospect. Centurion shall not be required to reimburse EXXI for any costs EXXI has incurred or obligations accrued prior to such Commencement Date attributable to any and all such Leasehold Assets and Prospects deemed to have been relinquished. The Parties hereby agree that the above relinquishment of title and interest shall be Centurion’s sole remedy for EXXI not participating in one or all of the Prospects. The failure by EXXI to timely spud one Initial Prospect Well shall have no effect on its participation in any other Initial

Prospect Well or the Prospect associated therewith. The Parties hereto agree to timely execute whatever documents and assignments are necessary to effect such forfeiture and relinquishment within thirty (30) days after each such Commencement Date for which an Initial Prospect Well is not timely commenced.

To avoid the relinquishment penalty provided for above, EXXI will have the express right to substitute any Initial Prospect Well for another by providing Centurion with written notice of such substitution at least ten days prior to any given Commencement Date such that the respective Commencement Dates of each such Initial Prospect Well are revised accordingly.

5.06 Substitute Test Wells. On a Prospect-by-Prospect basis, if prior to attaining Authorized Depth during the drilling of an Initial Prospect Well, EXXI encounters a Mechanical or Gulf Cost Condition, and such Mechanical or Gulf Cost Condition prevents further drilling of the Initial Prospect Well, the BCP Participants shall have the option, but not the obligation, to participate in the drilling of a substitute well (“Substitute Well”) in order to reach the Authorized Depth, provided actual drilling of the Substitute Well is commenced within ninety (90) days between the date of suspension of operations or release of the rig used to drill the Initial Prospect Well (whichever is later) and the commencement of the drilling of the Substitute Well. Any Substitute Well drilled shall be drilled pursuant to all the terms and conditions of this Agreement and the governing JOA as if drilled as the Initial Prospect Well.

5.05 Force Majeure. The obligations of EXXI relative to the Commencement Dates of Initial Prospect Wells established in this Article shall be subject to reasonable timing allowances in the event Centurion and/or EXXI have made preparations in good faith to drill, the appropriate permits have not been secured, an appropriate rig is unavailable, the weather, the condition of locations, acts of God or other events beyond the reasonable control of EXXI prevent it from timely commencing one or more of such Initial Prospect Wells. Such situations, on a case-by-case basis, shall be deemed a force majeure event under this Agreement and the governing JOA. If Centurion and/or EXXI are rendered unable, wholly or in part, by such a force majeure event to carry out their obligations under this Agreement or the governing JOA, Centurion and/or EXXI shall give prompt written notice to the other Party and to all appropriate parties of the force majeure event with reasonably full particulars concerning; thereupon, the obligations of Centurion and EXXI, so far as they are affected by such force majeure event, shall be suspended during, but no longer than, the continuance of the force majeure event. Centurion and EXXI shall use all reasonable diligence to remove the force majeure event as quickly as practicable.

5.6 TODCO Contract. EXXI has received a copy and reviewed that certain Domestic Daywork Drilling Contract – Offshore/Inland Waters dated April 10, 2006, as amended June 26, 2006 (“TODCO Barge Contract”), by and between Centurion, as Operator, and The Offshore Drilling Company (“TODCO”), as Contractor, covering Rig 49. EXXI hereby expressly agrees to take assignment of such TODCO Barge Contract provided such TODCO Barge Contract can be legally assigned, and does not require modification of the terms and provisions thereof unless mutually agreed upon by and between Centurion, EXXI and TODCO.

Article 6

Project and Leasehold Maintenance

Centurion and/or EXXI shall schedule and conduct one or more meetings between Centurion, EXXI and those other third party joint interest owners who share common ownership of Leasehold Assets and/or Oil and Gas Properties, at mutually agreeable times and locations upon the request of either Party hereto during the term of this Agreement in order to review activities within the Gridiron AMI, the status of Prospects, the anticipated timing and priority of drilling activities, and the anticipated land, geological and geophysical expenditures necessary to further explore for, develop, and produce hydrocarbons and maintain or acquire Leasehold Assets and Oil and Gas Properties associated with the Prospects within the Gridiron AMI.

Article 7

Confidentiality

The Parties entered into that certain Confidentiality Agreement (“Confidentiality Agreement”) dated November 29, 2006, relative to the Gridiron AMI a copy of which is attached hereto and made a part hereof as Exhibit “I”. Regardless of the term set forth in such Confidentiality Agreement, EXXI and its agents, representatives and contractors agree to be bound by the terms and provisions of such Confidentiality Agreement as to all matters pertaining to the Gridiron AMI, the Prospects and all wells drilled pursuant to this Agreement during the term of this Agreement, except as to the non-compete provisions set forth therein which are herein expressly terminated in as much as the Parties have elected to jointly acquire, explore and develop the Leasehold Assets and Oil and Gas Properties pursuant to this Agreement.

Article 8

Well Access and Information

8.01 Well Access. Unless otherwise in default of any provisions to this Agreement or the governing Prospect JOA, Centurion and Ellora shall, at their sole cost, risk and expense, have freedom of access to the derrick floor and the premises of the Leasehold Assets and the Oil and Gas Properties, subject to the notification and access limitations imposed by a drilling contractor and prior written notice to EXXI, Leasehold Assets and/or the Oil and Gas Properties, if any, to witness all operations and to observe all tests made. Each day by telecopy, mail (physical or electronic), telephone or telegram, EXXI will report to Centurion and to Ellora the progress of drilling in each well drilled pursuant to this Agreement and all formations encountered since the report of the previous day. Prior to conducting any testing of such well, EXXI will notify Centurion and Ellora a sufficient period in advance thereof to enable Centurion and Ellora to have a representative present to witness the same.

8.02 Well Information. Attached hereto and made a part hereof as Exhibit “J” are Centurion’s geological requirements. Ellora will provide EXXI in writing with its current geological requirements prior to commencement of the first well to be drilled pursuant to this Agreement. EXXI will rely upon such geological requirements for notifications and delivery of all well information to Centurion and to Ellora, and such shall be applicable to all wells drilled hereunder. Should there be a conflict between Sections 8.01 and 8.02 (or the information provided pursuant to Section 8.02), Section 8.02 shall govern. Centurion and Ellora may update their respective geological requirements unilaterally at any time by providing EXXI with written notification of a substitution therefor. As soon as is practical and within a reasonable time of EXXI’s receipt of such written notification of substitution, EXXI will use its best efforts to revise its notifications and delivery of well information to Centurion and/or to Ellora.

Article 9

Area of Mutual Interest

9.01 AMI. The Gridiron AMI is an area of mutual interest (“AMI”) by and among the Parties hereto as to the lands within such Gridiron AMI to be administered pursuant to the terms and provisions of Article XVI.D. of the JOA (or any other governing JOA).

Article 10

Arbitration

10.01 Binding Arbitration. At the request in writing (“Request for Arbitration”) of either Party, any action, dispute, claim or controversy of any kind between the Parties and in any way arising out of, pertaining to or in connection with this Agreement (a “Dispute”) shall be resolved by binding arbitration in accordance with the terms hereof. Any Party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

10.02 Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the “AAA”) in accordance with the terms of this Article 10 and the Commercial Arbitration Rules of the AAA.

10.03 Arbitrator. Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a disinterested third party who is knowledgeable in the subject matter of the Dispute, selected by agreement between the Parties. If the Parties cannot agree on an arbitrator within thirty (30) days after the Request for Arbitration, then either Party may request the AAA to select an arbitrator. The arbitrator may engage geologists, geophysicists, landmen, engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

10.04 Conduct of Arbitration. To the maximum extent practicable, any arbitration proceedings hereunder shall be concluded within sixty (60) days of the Parties’ selection of the arbitrator or the filing of the Dispute with the AAA for the appointment of the arbitrator. All arbitration proceedings shall be conducted in Houston, Texas. At the conclusion of the arbitration proceedings, the arbitrator shall make specific written findings of fact and conclusions of law. The decision of the arbitrator shall likewise be in writing. The arbitrator shall not have the authority to award any special, indirect, punitive or exemplary damages. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing Party. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by law.

10.05 Costs of Arbitration. All fees of the arbitrator and any consultant engaged by the arbitrator shall be paid one-half by each Party, unless otherwise awarded by the arbitrator.

Article 11

Term

This Agreement shall remain in full force and effect until the expiration or termination of all of the Leasehold Assets and all Oil and Gas Properties that presently are, or become, subject to this Agreement. The only obligations of the Parties hereto that shall or may survive termination of this agreement are those found in Articles 7 and 9 hereof.

ARTICLE 12

Miscellaneous Provisions

12.01 Entire Agreement. This Agreement, the attachments hereto and the agreements set forth and referred to in each, constitute the sole and entire agreement between the Parties with respect to the subject matter referred to herein and supersede all prior arrangements or understandings between the Parties with respect thereto, including, but not limited to, that certain Revised Offer to Purchase Working Interest December 28, 2006. This Agreement shall not be modified or amended except pursuant to a written amendment executed by both Centurion and EXXI, and each Party hereby acknowledges receipt of a true and correct copy of this Agreement and its attachments.

12.02 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

12.03 Notices. Except as may be otherwise provided for in the Geological Requirements regarding well information, all notices, consents, requests, instructions, approvals and other communications provided for herein must be in writing and (a) delivered in person, (b) transmitted by facsimile or telefax or (c) mailed by certified mail, postage prepaid, as follows:

If to Centurion:

Centurion Exploration Company

10333 Richmond Avenue, Suite 800

Houston, Texas 77042

Attention: Ms. Nicola Maddox, Executive Vice President

Telephone: (281) 220-3300 (General Number)

Telephone: (281) 220-3302 (Direct Number)

Facsimile:  (281) 220-3305

(E-mail: nmaddox@centurionexp.com)

If to EXXI:

Energy XXI Gulf Coast, Inc.

1021 Main St, Suite 2626

Houston, Texas 77002

Attention: Mr. Glynn Broussard, Land Manager

Telephone: (713) 351-3043

Facsimile: (713)351-3343

(E-mail: gbroussard@energyxxi.com)

or to such other address as any Party hereto may from time to time designate in writing, delivered in like manner. Notice given by mail as set out above shall be deemed delivered when actually received. E-mail addresses are provided for reference and information only. Notifications made exclusively by E-mail do not constitute proper notification under this Agreement (except as to daily drilling reports and production reports if so specified to be given in such manner by a Party on its Geological Requirements).

12.04 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of and extend to, the Parties and their respective representatives, successors and assigns. Subject, however, to any limitations established in any of the Leasehold Assets and Oil and Gas Properties acquired pursuant to this Agreement, this Agreement and the rights and obligations set forth herein are assignable, in whole or in part, by either Party provided the non-assigning Party consents, or has consented herein, to such assignment in writing, which consent shall not be unreasonably withheld. No assignment by a Party shall in any way diminish or otherwise adversely affect the rights, interests, or obligations of the other Party. It is expressly understood and agreed that all actual assignments made of any of the rights or obligations provided for herein shall expressly be made subject to the terms and provisions of this Agreement.

12.05 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA. IF ANY PORTION OF THIS AGREEMENT OR ANY OTHER INSTRUMENT REFERRED TO HEREIN IS RENDERED INVALID FOR ANY REASON BY A COURT OF PROPER JURISDICTION, THE BALANCE OF THIS AGREEMENT ANY OTHER INSTRUMENT REFERRED TO HEREIN SHALL CONTINUE IN FULL FORCE AND EFFECT.

12.06 Usage of Term. As used in this Agreement, the term “proportionate” and other variations thereof is intended to mean proportionately reduced or similar reduction, it being the intent that all proportionate interests are intended to be reduced to the proportion that a lease covers the entirety of the mineral estate in and under the lands covered thereby, or to the proportion that a Party or third party owns an interest in a lease or well bears to one hundred percent interest in such lease or well.

12.07 Rights and Remedies. The rights and remedies herein granted are cumulative, and the exercise thereof by Centurion or EXXI shall be without prejudice to the enforcement of any other rights or remedies authorized by law, or by other provisions of this Agreement, the JOA or any other operating agreement entered into pursuant to this Agreement. The pursuit of any rights or remedies shall not constitute a waiver of any other amounts due or damages accruing by reason of the violation of the terms, provisions and covenants herein contained.

12.08 Control. In the event there is a conflict between any of the terms and provisions of this Agreement, the JOA attached hereto, any other operating agreement entered into pursuant to this Agreement the terms and provisions of this Agreement shall control.

12.09 Further Acts. Centurion and EXXI shall, from time to time, and at all times, and without additional consideration therefore, do all such further acts and execute and deliver all further instruments and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

12.10 Regulatory Representation. Except as expressly provided for otherwise within this Agreement, in the JOA or in any other operating agreement entered into pursuant to this Agreement, neither Centurion nor EXXI is authorized or obligated to represent the other party hereto before any federal, state, or local administrative or regulatory agency.

(The balance of this page is intentionally left blank.)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement this 1st day of February, 2007, as of the Effective Date.

CENTURION EXPLORATION COMPANY

By:	/s/ Nicola L. Maddox
Nicola L. Maddox Executive Vice President

ENERGY XXI GULF COAST, INC.

By:	/s/ Glynn P. Broussard
Glynn P. Broussard Land Manager

Attachments:

Exhibit “A-1” – Leases

Exhibit “A-2” – Options

Exhibit “B” – Prospects

Exhibit “C” – Investor Confidentiality Agreement

Exhibit “D” – Gridiron AMI Plat

Exhibit “E” – Form of Partial Assignment of Oil and Gas Leases

Exhibit “F” – Initial Consideration Invoice

Exhibit “G” – JOA

Exhibit “H-1” – Notice of BAZ Prospect JOA

Exhibit “H-2” – Notice of DAZ Prospect JOA

Exhibit “H-3” – Notice of Italia Prospect JOA

Exhibit “H-4” – Notice of Marius Prospect JOA

Exhibit “H-5” – Notice of Zama Prospect JOA

Exhibit “H-6” – Notice of Zama 16 Prospect JOA

Exhibit “H-7” – Notice of Zamason Prospect JOA

Exhibit “I” – Confidentiality Agreement

Exhibit “J” – Centurion’s Geological Requirements